Exhibit 4(c)

CERTIFICATE

CERTIFICATE NUMBER	EFFECTIVE DATE
OWNER 1	BIRTH DATE OF OWNER 1
OWNER 2	BIRTH DATE OF OWNER 2
ANNUITANT	BIRTH DATE OF ANNUITANT
BENEFICIARY	ANNUITY COMMENCEMENT DATE
CONTRACT HOLDER: {Bankers Trust Company, NA}
CLASS OF ELIGIBLE OWNERS: {Accountholders of Broker-Dealers having distribution agreements with Protective Life}
JURISDICTION: This Contract is governed by the laws of the State of {Iowa}.
INITIAL PURCHASE PAYMENT: {$100,000.00}
SALES CHARGE PERCENTAGE APPLIED TO PURCHASE PAYMENTS
Contract Value or Aggregate Purchase Payments	Sales Charge Percentage
{Less than $50,000}	{5.50%}
{At least $50,000 but less than $100,000}	{4.50%}
{At least $100,000 but less than $250,000}	{3.50%}
{At least $250,000 but less than $500,000}	{2.50%}
{At least $500,000 but less than $1,000,000}	{2.00%}
{At least $1,000,000 but less than $2,500,000}	{1.00%}
{$2,500,000 or greater}	{0.50%}
MORTALITY AND EXPENSE RISK CHARGE {0.50%} per annum.
ADMINISTRATION CHARGE {0.10%} per annum.
DEATH BENEFIT {Return of Purchase Payments}
DEATH BENEFIT COST CALCULATION METHOD {Asset Based Fee}

CONTRACT MAINTENANCE FEE: {$30}
The contract maintenance fee is deducted prior to the Annuity Commencement Date on each Contract Anniversary, and on any day that the Contract is surrendered other than the Contract Anniversary. The contract maintenance fee will be deducted from the Allocation Options in the same proportion as their values are to the Contract Value. The contract maintenance fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments reduced by surrenders equals or exceeds $50,000 on the date the contract maintenance fee is to be deducted.
TRANSFER FEE {$25} per transfer in excess of 12 transfers per Certificate in any Contract Year.

{MINIMUM GUARANTEED INTEREST RATE FOR THE GUARANTEED ACCOUNT: {1.00%}}
{ANNUAL EFFECTIVE INTEREST RATES ON THE EFFECTIVE DATE:} {FIXED ACCOUNT—1.50%} {DCA FIXED ACCOUNT 1—4.00%} {DCA FIXED ACCOUNT 2—3.50%} {DCA FIXED ACCOUNT 3—3.00%}

ALLOCATION OPTIONS AVAILABLE ON THE EFFECTIVE DATE

{Protective Life Guaranteed Account}
{Fixed Account}
{DCA Fixed Account 1}
{DCA Fixed Account 2}
{DCA Fixed Account 3}
Sub-Accounts of the Protective Variable Annuity Separate Account:
{Goldman Sachs}	{OppenheimerFunds}
{CORE Small Cap Equity} {International Equity} {Mid Cap Value} {Capital Growth} {CORE U.S. Equity} {Growth and Income}	{Global Securities SS} {Aggressive Growth SS} {Capital Appreciation SS} {Main Street SS} {Strategic Bond SS} {High Income SS} {Money}
{Lord Abbett}	{Van Kampen}
{Growth Opportunities} {Mid-Cap Value} {Growth and Income} {America's Value} {Bond-Debenture}	{Aggressive Growth II} {Emerging Growth II} {Enterprise II} {Comstock II} {Growth and Income II} {Government II} {UIF Equity and Income II}
{MFS Investment Management}
{New Discovery SS} {Emerging Growth SS} {Investors Growth Stock SS} {Research SS} {Utilities SS} {Investors Trust SS} {Total Return SS}